EXHIBIT (a)(1)(v)

Offer by

THE INDIA FUND, INC.

To Purchase for Cash

up to 15% of the Fund’s Outstanding Shares of

Common Stock

at 98% of Net Asset Value Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,

NEW YORK CITY TIME, ON APRIL 3, 2014, OR SUCH LATER DATE TO WHICH THE OFFER IS EXTENDED (“EXPIRATION DATE”)

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

March 7, 2014

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated March 7, 2014, of The India Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Fund”), and a related Letter of Transmittal (which together constitute the “Offer”), pursuant to which the Fund is offering to purchase up to 15% of the Fund’s outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), upon the terms and conditions set forth in the Offer.

Aberdeen Asset Management Asia Limited (“AAMAL” or the “Investment Manager”) serves as the Fund’s Investment Manager. AAMAL is an affiliate of Aberdeen Asset Management PLC. AAMAL is a Singapore corporation and a registered investment adviser under the Investment Advisers Act of 1940. AAMAL has served as the Fund’s Investment Manager since December 19, 2011. The principal business address of Aberdeen Asset Management Asia Limited is 21 Church Street #01-01, Capital Square Two, Singapore 049480.

The Offer to Purchase and the Letter of Transmittal are being forwarded to you for your information only and cannot be used by you to tender Shares held by us for your account. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

(1) The purchase price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 98% of the net asset value (the “NAV”) per Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on April 4, 2014 or a later date determined by the Fund if the Offer is extended (the “Pricing Date”). The Fund’s Shares have at times traded at a premium to the Fund’s NAV per Share. It may not be in a Stockholder’s interest to tender Shares in connection with the Offer if the Shares are trading at a premium. The market price of the Shares can and does fluctuate. Accordingly, on the Pricing Date, the market price of the Shares may be above or below the Fund’s NAV per Share. The Fund’s NAV and the market price of the Fund’s Shares, can be obtained from Georgeson Inc., the Fund’s Information Agent, by calling toll free at 1-866-297-1264 or, for banks and brokers, at 1-800-223-2064.

(2) The Offer is not conditioned upon any minimum number of Shares being tendered.

(3) Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered prior to 11:59 p.m., New York City time, on April 3, 2014, or such later date to which the Offer is extended (the “Expiration Date”), provided that the number of Shares tendered by all stockholders does not exceed 15% of the Fund’s outstanding Shares. In the event that more than 15% of the Fund’s outstanding Shares are tendered, the Fund will purchase Shares from tendering stockholders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Shares duly tendered by each Stockholder during the period the Offer is open (and not timely withdrawn), unless the Fund determines not to purchase any Shares.

(4) Tendering Stockholders will not be obligated to pay brokerage commissions or, subject to Instruction 7, “Stock Transfer Taxes,” of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Fund pursuant to the Offer.

(5) Your instructions to us should be forwarded in ample time before the Expiration Date, to permit us to submit a tender on your behalf. Instructions received after this date will not be honored.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified below. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFER.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the applicable law. In addition, any tender of Shares must comply with Rule 14e-4 of the Securities Exchange Act of 1934, as amended (the “Short Tender Rule”).

None of the Fund, its Board of Directors or the Investment Manager to the Fund is making any recommendation to any Stockholder whether to tender or refrain from tendering Shares in the Offer. Each Stockholder is urged to read and evaluate the Offer and accompanying materials carefully.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer to Purchase, dated March 7, 2014 relating to The India Fund, Inc. (the “Fund”) offer to purchase up to 15% of the Fund’s outstanding shares of Common Stock, par value $0.001 per share (the “Shares”).

This will instruct you to tender to the Fund the number of Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase that you have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED: Shares Enter number of Shares to be tendered.

SIGNATURE BOX

(Signature(s))

(Please print Name(s) and Address here)

(Area Code and Telephone No.)

(Taxpayer Identification (Social Security) Number)

Date: